UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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THE HOUSTON EXPLORATION COMPANY

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     On January 7, 2007, The Houston Exploration Company (“Houston Exploration”) announced that it had entered into an agreement and plan of merger with Forest Oil Corporation (“Forest”) pursuant to which Forest will acquire all of the outstanding shares of Houston Exploration for approximately $1.5 billion in cash and Forest common stock. Forest will also assume approximately $0.1 billion of Houston Exploration net debt.
     Houston Exploration and Forest intend to file materials relating to the transaction with the Securities and Exchange Commission (“SEC”), including one or more registration statement(s) that contain a prospectus and a joint proxy statement, which proxy statement will be mailed to Houston Exploration’s stockholders. Investors and security holders of Houston Exploration are urged to read these documents when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Houston Exploration, Forest and the proposed merger. Investors and security holders may obtain these documents free of charge at the SEC’s Web site at www.sec.gov. In addition, the documents filed with the SEC by Houston Exploration may be obtained free of charge from the Houston Exploration Web site at www.houstonexploration.com. The documents filed with the SEC by Forest may be obtained free of charge from Forest’s Web site at www.forestoil.com. In addition, a free copy of the proxy statement, when it becomes available, may be obtained from Houston Exploration at 1100 Louisiana Street, Suite 2000, Houston, Texas 77002. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION.
     Houston Exploration, Forest and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the participants and their direct and indirect interests in the solicitation will be set forth in the proxy statement/prospectus when it becomes available.
     This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this document are forward-looking statements and reflect Houston Exploration’s current expectations and are based on current available information and numerous assumptions. Important factors that could affect the completion and timing of the proposed merger include, among others, approval by Houston Exploration’s and Forest’s stockholders, the satisfaction of customary closing conditions, government regulations and approvals, and other factors discussed in Houston Exploration’s SEC filings and public announcements.
Applicable portions of this document were distributed to employees and certain former employees of Houston Exploration on January 24, 2007.

THE HOUSTON EXPLORATION COMPANY
IMPACT OF CHANGE IN CONTROL ON EQUITY-BASED AWARDS
[AND SPECIAL RETENTION PROGRAM]
As you know, The Houston Exploration Company (“THX”) has entered into an agreement with Forest Oil Corporation (“Forest”) pursuant to which THX will be acquired by, and merged into, Forest. Forest will be the surviving company following the merger. We have received a large number of inquiries regarding the impact of the merger on options and other stock-based awards granted under THX’s equity award plans [and on the special retention bonus program]. In order to respond to these inquiries, this document briefly summarizes the impact of the merger on THX stockholders generally and then specifically reviews the treatment in the merger of (i) stock options [,/and] (ii) restricted stock [and (iii) both the restricted stock unit and cash bonus components of the special retention bonus program].
Although this summary includes some discussion of the tax consequences of the vesting of your stock-based awards in connection with the merger, neither THX nor Forest can provide you with tax advice (and are not doing so in this summary). We urge you to consult your own tax or financial advisor regarding the impact of the merger on your personal tax position. If you have any questions regarding the matters discussed in this summary, please contact                      at                      or by e-mail at                     .
IRS Circular 230 Notice Requirement: This communication is not given in the form of a covered opinion, within the meaning of Circular 230 issued by the United States Secretary of the Treasury. Thus, we are required to inform you that you cannot rely upon any tax advice contained in this communication for the purpose of avoiding United States federal tax penalties. In addition, any tax advice contained in this communication may not be used to promote, market or recommend a transaction to another party.

Merger Consideration
•	In the merger, Forest will pay aggregate consideration equal to $26.25 in cash and 0.84 shares of Forest common stock for each outstanding share of THX common stock. However, the actual amount of cash or number of shares of Forest common stock that a THX stockholder will receive for each share of THX common stock cannot be determined until the effective time of the merger. Those amounts will be determined based on a formula set forth in the merger agreement and described in a proxy statement/prospectus that will be sent to THX stockholders prior to the THX special stockholder meeting. The actual value of the consideration a THX stockholder will receive will depend on the average value of Forest’s common stock over a specified period preceding the merger, which value will fluctuate until that time. In this summary, we refer to this consideration as the “merger consideration.”

•	Each stockholder will have the right to elect to receive the merger consideration (without any change in its value) in the form of all cash or all stock, or in a blend of cash and stock. However, since Forest is paying a fixed total amount of cash and of stock, if either the cash component or the stock component is oversubscribed by THX stockholders, the holders will be allocated the other consideration on a pro rata basis in accordance with the provisions of the merger agreement. Any THX stockholder that does not make an election will receive his or her consideration in whatever form remains after the elections of electing stockholders are filled.

•	Except for the brief discussion in this bullet, this summary does not discuss the tax treatment in the merger of shares of restricted stock that became vested other than due to the merger [or shares acquired as a result of the vesting of restricted stock units other than in connection with the merger.] Generally, the cash portion of the merger consideration will be taxable with respect to these otherwise vested shares (at either long term or short term capital gains rates depending on the amount of time that has elapsed between that date on which the shares vested and the date of the merger). The stock portion of the merger consideration that is attributable to otherwise vested shares will not be taxable until you actually sell the Forest shares you receive in the merger (at which time you will be taxed on the sale at the applicable capital gains rate).

•	For purposes of this discussion, we have assumed that the value of the merger consideration is $52.47 per share of THX common stock, which is based on the closing price of Forest common stock on January 5, 2007, the last trading day before the merger was announced. The actual value of the consideration a stockholder will receive will depend on the average value of Forest’s common stock over a specified period preceding the merger, which value will fluctuate until that time.

Stock Options
•	If you are employed by THX on the date of the merger, all of your unvested options to purchase THX common stock will automatically vest in full. You will have an opportunity to exercise your options immediately prior to the merger pursuant to a procedure that THX will communicate to you closer to the time of the merger.

•	If you do not exercise your options immediately prior to the merger, these options will be automatically cancelled upon the occurrence of the merger. However, if you do not exercise your options, you will still be entitled to a payment with respect to your “in-the-money” options (please see the next bullet).

•	If a cancelled option is “in-the-money” as of the date of the merger (i.e., if, based on the assumed price of Forest’s common stock discussed above, it has a per share exercise price that is less than $52.47), you will be entitled to receive a payment from Forest equal to the product of (i) $52.47 minus the per share exercise price of the option multiplied by (ii) the number of shares of THX common stock subject to the option immediately prior to the merger. You will receive this payment, less any applicable tax withholding, as soon as is practicable following the merger. For example, if you have an option to purchase 100 shares at an exercise price of $40.00 per share, you would receive a payment of $1,247.00, less applicable withholding taxes (calculated as ($52.47 – $40.00) × 100).

•	If the cancelled option is “out-of-the-money” as of the date of the merger (i.e., if, based on the assumed price of Forest’s common stock discussed above, it has a per share exercise price that is equal to or greater than $52.47), it will be cancelled without any payment to you.

•	The payment for your “in-the money” options constitutes ordinary income for Federal income tax purposes, and we will withhold taxes from the payment at the applicable supplemental wage rate (a flat rate of 25% until supplemental wages exceed $1 million, at which point the withholding rate increases to 35%). Social security, Medicare and state taxes (if applicable) will also be withheld from the payment. Because taxes are being withheld at the supplemental wage rate, it is possible that you will owe taxes on the payment in addition to the amounts withheld at the time of the merger.

•	THX employees who continue to be employed with Forest following the merger will be granted a new option to purchase Forest common stock for each option to acquire THX common stock that (i) is cancelled in connection with the merger and (ii) had a per share exercise price of $54.18 or greater. This new option will be granted no later than five (5) business days following the merger and will have a per share exercise price equal to the fair market value of a share of Forest common stock on the date of grant. The new option will have the same terms (including the vesting schedule) as options granted to other Forest employees. The new options will be granted only to eligible employees who are employed by Forest on the date the option grant is made. The potential right to receive a new Forest option and the grant of the new option as described in this paragraph do not give an employee any right to continue employment with Forest or its subsidiaries for any length of time.

·
Restricted Stock Awards
•	If you are employed by THX on the date of the merger, any unvested shares of THX restricted stock that you hold at the time of the merger will automatically vest and any restrictions will lapse. Note that for purposes of this discussion, we have assumed that you did not make an election under Section 83(b) of the Internal Revenue Code to be taxed on your unvested restricted shares on the date of grant. If you did make this election, this summary does not apply to you and you should consult your own tax advisor.

•	Vesting of your restricted stock is a taxable event. You will be taxed at ordinary Federal income tax rates on the fair market value (i.e., based on the assumed price of Forest’s common stock discussed above, $52.47 per share) of each share of restricted stock that becomes vested as a result of the merger. Taxes will be withheld at the applicable supplemental wage rate (see discussion above under “Stock Options”). Social security, Medicare and state taxes (if applicable) will also be withheld with respect to the vesting of your restricted shares.

•	Unless you provide a check for the required withholding or otherwise make arrangements satisfactory to THX and Forest to satisfy the withholding obligation prior to the date of the merger, the withholding obligation will be satisfied by withholding from the shares that are vesting in the merger that number of shares having a fair market value equal to the amount of the tax withholding obligation. Because taxes are being withheld at the supplemental wage rate, it is possible that you will owe taxes in connection with the vesting of your restricted shares in addition to the amounts withheld at the time of the merger.

•	Holders of restricted stock vesting in the merger will be entitled to make the same cash or stock elections and receive the same merger consideration as all other THX stockholders (see discussion under “Merger Consideration” above). However, you will be making the election only with respect to the net number of shares that you will receive after the tax withholding obligation is satisfied. If you elect to receive the merger consideration in stock and want to maximize the number of shares of Forest common stock that you will receive following the merger, please contact at the telephone number or email address set forth above to arrange payment of the tax withholding by check or another approved method (for example, by wire transfer).

[Special Retention Program: Cash Bonus and Restricted Stock Units
•	Participants in the Special Retention Program were awarded a special retention bonus equal to one year’s base salary, payable in equal amounts of cash and stock. Each portion of the award is earned in two equal installments.
Cash Bonus
•	The first installment of the cash portion of the award will be paid by THX on January 26, 2007 (less any required tax withholding).

•	The second installment of the cash portion of the award becomes due on July 26, 2008, at which point the merger likely will already have occurred and, in such case, Forest will make the payment.

•	A participant must be employed by THX or Forest on the applicable payment date to receive payment of the installment due on that date.
Restricted Stock Units
•	The stock portion of the award was implemented by the July 26, 2005 issuance of restricted stock units. One-half of those units will vest on January 26, 2007 if you are employed by THX as of that date, and an unrestricted share of THX common stock will be issued to you for each unit that vests on that date (See the third bullet under “Merger Consideration” for a brief discussion of the tax treatment of shares that have vested other than due to the merger).

•	The remaining one-half of those units (originally scheduled to vest on July 26, 2008) will vest immediately prior to the merger if you are employed by THX at that time, and an unrestricted share of THX common stock will be issued for each unit held.

•	Vesting of your restricted stock units is a taxable event. You will be taxed at ordinary Federal income tax rates on the fair market value (i.e., based on the assumed price of Forest’s common stock discussed above, $52.47 per share) of each share issued to you with respect to a restricted stock unit that becomes vested as a result of the merger. Taxes will be withheld at the applicable supplemental wage rate (see discussion above under “Stock Options”). Social security, Medicare and state taxes (if applicable) will also be withheld with respect to the vesting of your restricted stock units.

•	Unless you provide a check for the required withholding or otherwise make arrangements satisfactory to THX and Forest to satisfy the withholding obligation prior to the date of the merger, the withholding obligation with respect to the units that are vesting in the merger will be satisfied by withholding from the shares issued pursuant to such units that number of shares having a fair market value equal to the amount of the tax withholding obligation. Because taxes are being withheld at the supplemental wage rate, it is possible that you will owe taxes in connection with the vesting of your units in addition to the amounts withheld at the time of the merger.

•	Holders of shares issued pursuant to units vesting in the merger will be entitled to make the same cash or stock elections and receive the same merger consideration as all other THX stockholders (see discussion under “Merger Consideration” above). However, you will be making the election only with respect to the net number of shares that you will receive after the tax withholding obligation is satisfied. If you elect to receive the merger consideration in stock and want to maximize the number of shares of Forest common stock that you will receive following the merger, please contact at the telephone number or email address set forth above to arrange payment of the tax withholding by check or another approved method (for example, by wire transfer).]